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                                                                   EXHIBIT 10(b)

                  Amendment to the J. C. Penney Company, Inc.
               Savings, Profit-Sharing and Stock Ownership Plan
                                (June 1, 2001)

Section 5.01 of the J. C. Penney Company, Inc, Savings, Profit-Sharing and Stock Ownership Plan ("Plan") is amended effective June 1, 2001 to delete the word "month" and to substitute the word "day" therefor, and Sections 5.02 and 5.05 of the Plan are amended in their entirety effective June 1, 2001 for Section 5.02 and March 1, 2001 for Section 5.05 to read as follows:

5.02 Company Accounts

     A Participant may once in each calendar day of the Plan Year elect to transfer, in the manner determined by the Plan Administrator, an amount (in whole percentages) equal to the value of all or part of his units in any one or more of his Company Accounts, other than the Penney Preferred Stock Account, to one or more of his other Company Accounts. Amounts may not be transferred to the Penney Preferred Stock Account. Amounts may be transferred to the Company Account in the Penney Stock fund only after the amounts have been invested in one of the other Company Accounts, other than the Penney Preferred Stock Account, for at least one calendar day.

     A Participant who has attained age 55 and is 100 percent vested in his Company Accounts may once in each calendar day of the Plan Year elect to transfer, in the manner determined by the Plan Administrator, an amount (in whole percentages) equal to the value of all or part of his units in his Penney Preferred Stock Account to one or more of his other Company Accounts.

     An election received shall be treated as an election to transfer the value of units respecting the Company Contributions that have been allocated on or before the date of receipt of the notice. In the event a Participant elects to transfer units representing shares of Convertible Preferred Stock into units of another Account, the Company shall redeem Convertible Preferred Stock, at its then fair market value, to the extent necessary to provide for such transfer. Except as otherwise established pursuant to
     Section 5.03 below, the value of such units shall be determined as of the Valuation Date. Notwithstanding any other provision of this Article, a Participant who wishes to make transfers from both Personal Accounts and Company Accounts during the same day must do so as part of the same transaction.

5.05 Deferred Benefits

     A Participant who has a Separation from Service and has not received a complete distribution of benefits shall have the right to transfer amounts in his Personal Accounts as permitted in Section 5.01 above and amounts in has Company Accounts as permitted in Section 5.02 above. A Participant described in the preceding sentence who was 100 percent vested in his Company Accounts as of his Separation from Service shall have the right to transfer amounts in his Penney Preferred Stock Account as permitted by
     Section 5.02 upon the attainment of age 55. The surviving Spouse of a deceased Participant shall have the same transfer rights the Participant had prior to the Participant's death.